Exhibit 14(d)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement on Form N-14 of Merrill Lynch Large Cap Series Funds, Inc. of our report dated December 10, 2002 on Mercury Large Cap Core Fund (the "Fund") of Mercury Large Cap Series Funds, Inc. and our report dated December 10, 2002 (January 7, 2003 as to Note 5) on Master Large Cap Core Portfolio of Master Large Cap Series Trust, both appearing in the October 31, 2002 Annual Report of the Fund, and to the references to us under the captions "COMPARISON OF THE FUNDS - Financial Highlights -- Mercury Core" and "EXPERTS" appearing in the Joint Proxy Statement and Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey
January 24, 2003